UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CITIGROUP INC. (Exact name of registrant as specified in its charter)	CITIGROUP GLOBAL MARKETS HOLDINGS INC. (Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	NEW YORK (State of incorporation or organization)

52-1568099 (I.R.S. Employer Identification No.)	11-2418067 (I.R.S. Employer Identification No.)

388 Greenwich Street New York, New York (Address of principal executive offices) 10013 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long USD vs. JPY Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long USD vs. EUR Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long USD vs. GBP Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long USD vs. CHF Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long USD vs. AUD Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long JPY vs. USD Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long EUR vs. USD Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long GBP vs. USD Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long CHF vs. USD Index due December 15, 2032	NYSE Arca
Exchange-Traded Notes linked to the VelocityShares Daily 4X Long AUD vs. USD Index due December 15, 2032	NYSE Arca

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒:
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file numbers to which this form relates:	Nos. 333-216372, 333-216372-01

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1. Description of Registrants’ Securities to be Registered.

The description of the exchange-traded notes listed above (the “Notes”) of Citigroup Global Markets Holdings Inc. and the description of Citigroup Inc.’s guarantee of the Notes, all of which are to be registered hereunder, is contained in (i) the Pricing Supplement relating to the Notes, dated December 11, 2017, to the Registrants’ Prospectus, dated April 7, 2017 (the “Prospectus”), included in the Registrants’ registration statement on Form S-3 (File Nos. 333-216372 and 333-216372-01), as amended, (ii) the section captioned “Description of the Notes” in the Registrants’ Prospectus Supplement, dated April 7, 2017, to the Prospectus and (iii) the section captioned “Description of Debt Securities” in the Prospectus, and such Pricing Supplement, Prospectus Supplement and Prospectus are incorporated herein by reference.

The outstanding principal amount of the Notes registered hereby may be increased from time to time in the future due to further issuances of Notes having substantially the same terms. If any such additional Notes are issued, a pricing supplement relating to those Notes will be filed with the Securities and Exchange Commission and will be incorporated herein by reference.

Item 2.	Exhibits.

3.1	Restated Certificate of Incorporation of Citigroup Inc., as amended to date, incorporated herein by reference to Exhibit 3.01 to Citigroup Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 001-09924).

3.2	By-Laws of Citigroup Inc., as amended to date, incorporated herein by reference to Exhibit 3.1 to Citigroup Inc.’s Current Report on Form 8-K filed October 27, 2015 (File No. 001-09924).

3.3	Restated Certificate of Incorporation of Citigroup Global Markets Holdings Inc., incorporated herein by reference to Exhibit 4.7 to the Registrants’ Registration Statement (File Nos. 333-192302 and 333-192302-06).

3.4	By-Laws of Citigroup Global Markets Holdings Inc., as amended, effective February 6, 2007, incorporated herein by reference to Exhibit 4.8 to the Registrants’ Registration Statement (File Nos. 333-192302 and 333-192302-06).

4.1	Senior Debt Indenture, which includes the Citigroup Inc. guarantee, among Citigroup Global Markets Holdings Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as trustee, incorporated herein by reference to Exhibit 4.1 to Citigroup Inc.’s Current Report on Form 8-K filed March 9, 2016 (File No. 001-09924).

4.2	Form of Citigroup Global Markets Holdings Inc. Medium-Term Senior Notes, Series N, incorporated herein by reference to Exhibit 4.34 to the Registrants’ Registration Statement (File Nos. 333-192302 and 333-192302-06).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 11, 2017

CITIGROUP INC.

By:	/s/ Barbara Politi
	Name:	Barbara Politi
	Title:	Assistant Secretary

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Gonzalo Martin
	Name:	Gonzalo Martin
	Title:	Treasurer